Exhibit 21.1

Subsidiaries of the Registrant

1.    APT New Intermediate Holdco LLC

2.    American Petroleum Tankers Parent LLC

3.    APT Intermediate Holdco LLC

4.    JV Tanker Charterer LLC

5.    PI 2 Pelican State LLC

6.    APT Sunshine State LLC

7.    American Petroleum Tankers LLC